SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  ------------


                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 16, 2006

                                Youbet.com, Inc.

                 ----------------------------------------------

             (Exact name of registrant as specified in its charter)


       Delaware                    0-26015                  95-4627253
   -----------------           ---------------          ------------------
    (State or other           (Commission File           (I.R.S. Employer
     jurisdiction of               Number)               Identification No.)
     incorporation)



              5901 De Soto Avenue,                         91367
              Woodland Hills, California
           --------------------------------             ------------
       (Address of principal executive offices)          (Zip Code)


                                 (818) 668-2100
                             -----------------------
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act
     (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
     Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

     On February 16, 2006, Youbet.com, Inc. held a conference call to discuss its financial results for the fourth quarter and full year ended December 31, 2005. A copy of the transcript of this conference call is being furnished with this report as Exhibit 99.1.

     The attached transcript contains certain forward-looking statements. Statements containing expressions such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," potential," "continue" or "pursue," or the negative or other variations thereof or comparable terminology used in the transcript are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause Youbet's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. These risks, uncertainties and other factors are discussed in Youbet filings with the Securities and Exchange Commission. Such factors include, without limitation, the following: the timely development and market acceptance of new products and technologies; Youbet's ability to secure financing on terms acceptable to it; management's ability to control operating expenses; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be approved in jurisdictions where Youbet currently operates; the limitation, conditioning or suspension of any of Youbet's licenses; increases in or new taxes imposed on wagering revenues; the inability to successfully complete acquisitions and integrate acquired operations smoothly; loss or retirement of key executives; and a decline in the general economy. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of February 16, 2006. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

     The information being furnished as Exhibit 99.1 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, except if Youbet.com, Inc. specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.   Financial Statements and Exhibits.

             (a) Not Applicable.

             (b) Not Applicable.

             (c) Exhibits:

                 99.1 Transcript of Fourth Quarter 2005 Earnings Conference Call (furnished pursuant to Item 2.02 of Form 8-K).

                                    SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          YOUBET.COM, INC.




Date:  February 22, 2006                  By: /s/ Gary W. Sproule
                                              ---------------------------
                                              Gary W. Sproule
                                              Chief Financial Officer

                                                                 Exhibit 99.1


    Youbet.com, Inc. Fourth Quarter 2005 Earnings Conference Call Transcript

Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Youbet.com 2005 Fourth Quarter Results Conference Call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. [Operator Instructions]. As a reminder, this conference is being recorded Thursday, February 16, 2006. I would now like to turn the conference over to Mr. Chuck Champion, Chairman and CEO. Please proceed.


Charles F. Champion, Chairman, President and Chief Executive Officer
-------------------------------------------------------------------------------

Thank you operator. Welcome to Youbet.com's fiscal 2005 and fourth quarter conference call. On the call with me today is Gary Sproule, our Chief Financial Officer and Scott Solomon, our General Counsel. Today we will review our fourth quarter financial results and provide an update on a number of other items that are of interest to investors, including our recent acquisition of United Tote and strategies for continued growth. At the end of the call, we will take questions from analysts and investors.

Before we begin, I'd like to refer everyone to the Safe Harbor language in today's press release. We will be taking advantage of the provisions of that statute and you should all be familiar with it. Before Gary provide reviews the financial results, I'll spend a few minutes addressing our fourth quarter results.

Today, we reported earnings for the fourth quarter of $1.5 million or $0.04 per share. Earnings included a $1.9 million income tax benefit and a $276,000 loss associated with acquisition related costs. Gary will provide additional detail on the fourth quarter earnings in a minute. On an EPS basis, the quarter was disappointing. Our ADW model remains healthy and capable of delivering the returns our shareholders expect from Youbet.

As previously disclosed, there were significant race cancellations in the fourth quarter due to weather conditions, other unexpected developments such as some race-tracks shortening their meets and Hollywood Park's cancellation of all of its turf races due to track conditions. In aggregate, there were approximately 300 fewer races this quarter compared to the prior year period due to increment weather and one-time events. Nevertheless, to put it in perspective, what we did in the fourth quarter this year is what we did in handle for all of 2001.

IRG's handle for the period was disproportionately impacted by the loss of content compared to Youbet's handle as IRG has fewer tracks available to it and is more dependent on racing from tracks with larger purses such as Hollywood Park. As such, IRG handle was $22.5 million for the quarter. We will delve little deeper into the fourth quarter issues on this call and I'd note that in 2006 to date we are seeing strong year-over-year handle improvements indicating that what occurred in the fourth quarter may have been the proverbial perfect storm. I'd also add that we expect to continue to achieve year-over-year growth in net income and earnings per share at a rate commensurate with what we have achieved over the past few years.

Now, let me ask Gary to provide some detailed commentary on the fourth quarter results and then I'll come back and comment on some of the key issues that are part of our plan to continue growing our business. Gary?

Gary W. Sproule, Chief Financial Officer
-------------------------------------------------------------------------------

Thank you Chuck. This afternoon we reported net income of $1.5 million for the fourth quarter 2005, or $0.04 per diluted share, which compares to a net income of $535,000 or $0.02 per diluted share for the fourth quarter 2004. The reported net income of $1.5 million includes the following: a non-cash income tax benefit of $1.9 million which was a result of the company releasing a portion if its reserve against net deferred tax assets on the balance sheet. And also included in the quarter are one-time expenses of $276,000 associated with an acquisition that we are no longer pursing and cost associated with the public equity financing related to the United Tote acquisition that we also elected not to pursue.

Total wagers processed or handle during the fourth quarter were $113 million, an increase of $36 million, 47% over the fourth quarter handle in 2004, which was $77 million. Our reported $113 in handle also includes $23 million in handle generated by the International Racing Group or IRG.

Core Youbet handle was $90 million, which was a new fourth quarter record despite several track closures that Chuck referred to earlier in the call. Handle growth was also driven by continued high-end new customer account growth and retention, and ongoing marketing campaigns, contests, and promotions. Our blended yield, which is defined as our commission revenue less track fees and licensing fees, as a percentage of handle, was 5.8% in the fourth quarter of 2005.

The 5.8% yield on handle is a blend of 3.5% for IRG, and a 6.4% yield for Youbet. Our Youbet yield in the fourth quarter of 2004 was 7%. The reduced yield we experienced at Youbet for the fourth quarter was attributable to the loss of high yield races due to weather and reduced racing schedules, the addition of lower yielding Magna tracks that were not offered in 2004, and increases in our player incentive programs.

In review of the income statement, total revenue for the fourth quarter was $20.8 million, up 28% from $16.2 million last year. Net revenue for the fourth quarter after deducting fees to our track partners and licensing fees increased by approximately $1.2 million or 23% to $6.6 million. This compares to net revenues of $5.3 million last year. Our net revenue improvement was driven primarily by our growth in handle.

Operating expenses excluding track fees, licensing fees, and depreciation and amortization, increased approximately 37% to $7.4 million for the fourth quarter of 2005, up from $5.4 million in the fourth quarter of 2004. IRG accounted for approximately 45% of this increase as we did not own IRG in the fourth quarter last year. Included in operating expenses for the fourth quarter of 2005 are the one-time expenses I discussed earlier associated with the aborted acquisition and public equity financing which totaled $276,000 accounting for 14% of the increase year-over-year.

Approximately $200,000, 10% of the year-over-year increase, is attributable to the increased variable expenses resulting from year-to-year increases in wagering volume. The fourth quarter year-over-year increase in operating expenses was also partially attributable to higher legal consultants and business development expenses. Net income for the fourth quarter of 2005 increased to approximately $1.5 million, 175% increase over the prior year period, primarily reflecting the income tax benefit of $1.9 million that I discussed earlier.

I would like to briefly summarize our full year 2005 financial performance, which includes IRG for the last seven months of the year. Handle was $472 million, up 50% from the prior year. Revenues were $89 million, up 36% from the prior year. Net revenues after track fees and licensing fees were $28 million, up 26% from the prior year. Yield was 5.9%, down from 7% from the prior year. Income from operations was $3.1 million, up 150% from the prior year. Net income including the income tax benefits in both years was $5.7 million, up 23% from the prior year and net income excluding the income tax benefits in both years was $3.8 million, up 178% from the prior year.

I would like to briefly review several items on our balance sheet, which continues to reflect our improving operating results and provided the financial flexibility required to close the United Tote acquisition in the absence of a public equity financing. As of December 31, 2005, Youbet had total assets of $41 million. Total assets included $22 million in cash, cash equivalents and restricted cash.

Included in the restricted cash is $4.1 million in our players trust account. As we have discussed in prior earnings calls, we believe our company is the only gaming company that segregates player funds into a separate custodial account. Our liabilities were $18 million and our stockholders equity totaled $23 million. As of December 31, 2005 we had net working capital of $12 million compared to net working capital of $9 million as of December 31, 2004. Net cash provided by operating activities for the year ended 2005 was $6.9 million compared to $4.4 million in net cash provided by operating activities for 2004. At this point, I will turn the call back over to Chuck.


Charles F. Champion, Chairman, President and Chief Executive Officer
------------------------------------------------------------------------------

Thanks Gary. Let me go over some of the other important developments of our company, starting with our focus on continued growth of our core ADW and IRG businesses. As I noted earlier on the call, we remain very confident on the long-term growth prospects of the ADW channel. And this optimism is not only based on our 2005 full year results and our 2006 early results, but also on a number of factors.

First, our ability to offer a delineated product that is built by handicappers for handicappers, with products that include X2 multi-video platform, race replay, Turfday Superstats, cancel wager features, and our new Youbet mobile product. Second: our ability to create a trusted experience for our customers, due to being licensed and multiple jurisdictions, our players trust program, our wagering and monitor systems, and our independent wagering compliance committee. Our customers don't have to make two bets, one to win the race and the other to be paid.

Third, our data mining back-office tools that support wagering growth in a number of ways including identifying hidden whales, age segment target marketing and our ability to access true player potential and offer them wagering opportunities that are attractive to them and profitable for us and our industry partners. These tools is effective as they have been are undergoing additional development and will give us key customer intelligence unlike anything our competitors have available.

Fourth, our planned Youbet player rewards program offers a royalty program competitive with international bookmakers for the purpose of maximizing player acquisition, evolution and retention. Player rewards are offered via a tiered structure based on customer segmentation and volume criterias and integrated within the Youbet wagering platforms.

Fifth, we continue to be aggressive in our efforts to convert players acquired through ESPN.com and CBS SportsLine into loyal customers of the Youbet system. As evidenced by the fact that our fastest growing age group is 21 to 30, these programs are key components in demonstrating to race track industry that Youbet is capable of bringing new customers to the sport of horse racing via development of targeted content, educational materials and technology. In addition, we plan to leverage our Youbet targeting efforts to introduce fantasy games and other subscription content in future quarters that we expect to be popular in this rapidly growing customer demographic.

We also achieved year-over-year handle improvements of 57% for the 21 to 30 age group, 25% for the 31 to 40 age group and 36% for the 41 to 50 age group. In total, just over 50% of Youbet handle now is coming from those under 50 years old. In addition, we recorded year-over-year handle improvements across almost all of our usage classes.

ADW channel continues to be one of the channels in our industry that continues to grow. With expectations for at least 17% year-over-year growth and with the initiatives I just mentioned, we remained optimistic and upbeat about Youbet's prospects for continued strong organic growth. With our scaleable business model the top-line growth should translate into a meaningful net income and EPS growth.

Turning now for a moment to our two recent complimentary acquisitions. Let me first give a brief update on our IRG operations. For all of 2005 IRG handle was approximately $120 million of which $77.2 million was generated since the acquisition with an approximate 3% yield and remember that IRG's customers did not have access to some important racing content in the year. Even without this important content, a lot of it some tracks that are most attractive to IRG customers, we believe IRG handle will grow by about 15% to 20% in 2006 and if they get some of this important content back than we should expect to see it grow even more this year.

In November, the Oregon Racing Commission licensed IRG to operate a multi-jurisdictional, simulcasting and interactive wagering Totalizator Hub. This is the first and only pari-mutual wagering rebate provided that has been licensed by a US regulator and we believe this license will provide our track partners and regulators with the assurances of domestic regulatory oversight that they desire for these types of companies. We continue to derive operational synergies from IRG with benefits to be realized throughout 2006.

Let me quickly review LVDC, IRG's original tote vendor, was slowly migrated and eventually replaced by United Tote. This was done seamlessly over a seven-week period with absolutely no impact to current customers.

With an expected pay back period of less than two years, and having invested just under $200,000 of CapEx, we replaced an upgraded IRG's entire infrastructure with industry-leading technology to provide unparalleled performance, security, reliability, and scalability, guaranteeing high customer satisfaction, allowing for growth, and reducing costs by approximately $120,000 a year. As I previously mentioned, IRG now meets important industry standards such as being the only entity operating under the Oregon Racing Commission's approval and license.

Turning now to the acquisition of United Tote, completed last Friday. We are very pleased with the innovative financing package used to complete this transaction, as it allowed us to move forward with what we believe will prove to be a very strategic acquisition. Industry reception to this transaction has been generally positive, and we expect that as investors deepen their understanding of the synergies and opportunities afforded by this transaction, they will be similarly impressed with the value it brings to shareholders.

We were pleased with our revised financing package, and we'd like to outline some of the key terms of the agreement. We secured an attractive
5.02 fixed rate on $10.2 million in sellers notes. The optimal combination of $9.7 million in cash and $14.7 million of United Tote's existing secured debt and only 2.2 million shares of Youbet common stock valued at $5.50 a share. We were able to secure in excess of a $2 million reduction from the previously announced purchase price. We'd also like to take this opportunity to publicly welcome Kinderhook Industries as a Youbet shareholder. I'd also like to take a minute to thank Rob and Chris Michalik along with Cor Carruthers at Kinderhook. They were always professional as they hung with us to get this deal done these guys turned out to be true pros.

Moving on its important to note that United Tote brings to Youbet a number of complimentary and strategic options including a strong and growing tote market share that is currently at about 35% of North American handle and they've recently picked up some key customers wins, which include Penn Gaming and Harrah's. They are also aggressively pursuing international opportunities where there is great growth potential.

Like our core operations, the United Tote business model is as attractive as it has strong financial leverage with 80% of the fixed cost and operating margins of about 40 to 50%. United Tote also brings to Youbet value added products and services. On the service side, we will soon move to integrate the UT tote and Fastback card programs with our ADW platform and player rewards program. It will give track partners a fully integrated solution with their own brand if they choose.

And we've talked to many of you about over the last 2 months or so, we are very excited about some of their new proprietary game content, which we believe can gain tremendous scale by leveraging it on our Internet platform. These new products are expected to be attractive to a large percentage of our database of over 160,000 customers and particularly to our fastest growing handle segment the 21 to 30-year-old age demographic. Very brief overview of the business model for this type of game is that for every dollar wagered, the pool take out would be about 80% leaving us with a yield of around 20% which as you imagine or which you understand is very attractive. And we can use these games to back fill some of the calendar gaps in racing content such that occur in late summer and begin around the end of the holiday season.

Other benefits of the transaction are the significant strategic relationships United Tote has, relationships with the leading gaining operators that we believe can help us achieve a meaningful presence in Nevada now that ADW has been approved in the state. We also expect a number of near term cost reductions at United Tote and also to achieve cost synergies between the two companies. We have already reduced a number of current hub locations resulting in an estimated annualized savings of at least $600,000 and the UT management team will continue this process.

What's most important to me is to impress upon you today is that we have a detailed first hand understanding of this company and expect United Tote to generate significantly higher revenue and EBITDA in 2006, reflecting the benefits of the successes in 2005 and expanding its market share. We're not going to provide specific guidance but we will update you on each quarterly call with the gains as we achieve them during that period.

Before we get to your questions, I want to quickly review the meaningful opportunities we have in front of us that we will continue to foster growth from on top and bottom-lines. To be clear, we expect to continue to benefit from strong channel growth that ADW is experiencing. Concurrent with this channel growth and based on the strength of our marketing programs, current products and new products and track offerings that will be deployed in the future including our player rewards program, we expect to continue to grow our market share.

To this end we're increasing our 2006 marketing budget by over $1 million to drive even greater growth in new customer acquisition by targeting select attractive demographic groups and markets, and users of our competitors' offering. We have a better offering and more content and are confident that our marketing - through our marketing new customers will see our advantages. Please note that the acquisition of high-end customers will modestly impact yield but we're managing Youbet for revenue and earnings growth, not just for yield.

For our recent acquired businesses, we expect to benefit from ongoing integrations of both IRG and United Tote. Finally, the IRG and United Tote acquisitions have helped diversify Youbet into a multi-channel pari-mutuel wagering company with a burgeoning international presence. And while we continue to focus on effective integration of both of these companies, this is just the beginning of the implementation of our planned business development and acquisition strategy.

As we have previously stated, we believe the domestic ADW industry is ripe for consolidation and that Youbet has the technology, integrity, critical mass, and access to financing to be the leading industry consolidator. Additionally, management regularly seeks international partnerships, strategic alliances, and acquisition targets, additional channels of wagering, player rewards partnerships, and back end wagering solutions. We expect to report continued progress in these efforts throughout fiscal 2006 and beyond.

Now, we are very interested in taking your questions. So operator, could you please facilitate that process?

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions.] Your first question comes from the line of Ryan Worst of Brean Murray.

Q - Ryan Worst: Hi guys. Few questions, of course as far as IRG goes you talked about the strong results in '06 so far, does that include - is that just legacy Youbet or has IRG also bounced back, from the fourth quarter?

A - Charles Champion: Clearly, we saw some improvement in our handle in January. It's not quite as positive in February, most of what we are seeing though is very strong growth in the Youbet product.

Q - Ryan Worst: Okay. How come that wouldn't be strong in February?

A - Charles Champion: Well, again some of the content that IRG needs, is not available to us. We are working on that, having industry meetings as quickly as I can to try to secure that content, to try to get people to understand the integrity issues around IRG and how they have been strengthened and the - what IRG can do for the industry. So, we are working on that, and I think that in the next several months we will make some inroads and IRG's growth will be equal to or greater then that of Youbet, and at least in the 15% to 20%, range.

Q - Ryan Worst: Okay. On different subject Chuck on the - for the customer incentive programs, have you sorted that for Youbet and did that show up net of commissions revenue?

A - Charles Champion: Yes, it does show up net of revenue -net of commissions. We have started it. We are developing it further. We are adding additional elements to it. We are being careful to make sure that we don't cannibalize any live or inter track handle. Jeff Franklin, one of our VPs here has been working on that project for the last number of - actually for the last 8 months, doing a lot of testing brought in some outside companies to assist with that. The launch will take place prior to the Triple Crown. We are very excited about it, because it's a comprehensive program that did not only offers forms of cash rebates, but also has other elements within it which include merchandise, travel and its and integrated solution and its build right into the platform.

Q - Ryan Worst: Okay. Are you considered that that might impact yield or-what's the strategy there as far as existing customers go?

A - Charles Champion: Well, its not just based on volume it is based on number of factors and yield is one of the factors that its based on, volume is also a factor. So, it does look at customer profitability and the object of this is to be able to incent customers in certain ways to improve the economics of the business not cause it to deteriorate....

Q - Ryan Worst: Okay. And than for United Tote could you talk a little bit about the CapEx requirements there? And also, Gary, if you could just talk about maybe how you are going to report that, is that going to be separate line items or combined with current line items on the income statement? Thanks.

A - Gary Sproule: Sure. On the capital forecast for 2006, that's related to acquiring and developing equipment that eventually gets leased to the tracks as they acquire new business. So, capital investments will be associated with continued growth as opposed to maintaining systems and things like that. And that's what you'll see as the CapEx line as well as we've been financing that traditionally and than leasing the equipment to the track. We haven't - we need to review the breakout with our auditors going forward as to whether we - what level of detail we will show on United Tote. I don't think we have the final opinion on that yet. We'll obviously try to give investors some indication of progress that we're making but we haven't concluded in our financial reporting exactly what level of detail we'll break out.

Q - Ryan Worst: Okay, and then I just have one last question. Any news on this industry on consortium RFP, is that still going to be awarded or is that consortium totally breaking up?

A - Charles Champion: Well, it has changed since its original inception. There are fewer members associated with it now than were for varying reasons. There is still meetings going on. United Tote is still having conversations with several members of the consortium and in fact is looking at other alternatives to be able to satisfy the RFP. And so the process continues. I believe that it should come to a conclusion the next month or so. We're still optimistic that United Tote could participate in that. And we have not - but however to be very clear we did not include that in our evaluation of the company and did not include dollars associated with that in our 2006 EBITDA moving forward.

Q - Ryan Worst: Okay, thank you.

Operator: Your next question comes from the line of Todd Eilers of Roth Capital Partners.

Q - Todd Eilers: Hey guys. You talked a little bit about - well you talked about increased revenue coming from new business from the United Tote. Could you maybe help us a little bit in terms of timing and how that kind of rolls out into '06? Should we expect some of this to start right of the bat here at the beginning of the year, or is this more of a second half event?

A - Charles Champion: Management team at United Tote is already taking very aggressive steps to find efficiencies in their organization, and began in the late fourth quarter to implement those, and have plans to reduce expense through the course of 2006. We have plans to launch games in content through the year on a pretty even basis starting in the second, third, and fourth quarters, and going out into 2007. And so some of the cost savings and some of the synergies are already basically being implemented now, some will take us a little longer. But this is not - you know you shouldn't expect the see a - something where there is no change in the operating performance of the company in the beginning of the year and then everything loaded in the third and fourth quarter. You should start seeing much like you did at Youbet back in 2002 and '03 where the performance just continues to improve quarter-to-quarter-to-quarter, as we find more opportunities in the business. And there - I could tell you. I had an opportunity to go to Glen Rock and then an opportunity to go down to San Diego where their technologists were, met about 25% 30% of the employees of United Tote. They're extremely motivated. They are very bright. Their culture in those two organizations are very similar to ours, and we expect that the integration of the business is going to occur very quickly and virtually seamlessly.

Q - Todd Eilers: What - you know given all of these types of cost saving activities you know - what do you think EBITDA margins can get to for United Tote, let's say at the end of '06?

A - Gary Sproule: Well, you take EBITDA and divide it by gross profit for the sake of a definition, I think, Chuck referred to a 40% to 50% margin in his speech.

Q - Todd Eilers: Okay. Can you guys also talk about with regards to United Tote, any potential new tote contracts coming up here over the next year, and on the same token, are there any contracts that they have with racetracks that might come up that they have to defend as well?

A - Charles Champion: We have had one cancellation of a racetrack, which was Lone Star. They had to change the control provision in their contract, which they exercised. Lone Star is owned by MEC. MEC owns a third of AmTote. So that was not unexpected. I will be having conversations with AmTote shortly to discuss our tote contract with them. We have got several sales prospects pending. There are a number of companies in the United States, racetracks that have their tote contracts coming up for renewal. California has renewals. I believe that's going to be a 2007 event not a 2006 event. We also - one of the other things I forgot to mention about Lone Star is also an escrow associated with Lone Star that actually is for about a year and half worth of revenue that we will be getting as a result of their canceling. So it actually accelerates payments to it. So in 2006, it's a positive development to EBITDA. We also have some international contracts pending. And 4 or 5 individuals that are working at United Tote to try to secure those deals, some in Canada, some in Asia, one in South America and nothing in Europe that I am aware of but that will be an area that we start looking at.

Q - Todd Eilers: Okay, great, thanks. Also wanted to ask, can you update us maybe on the arbitration process with TVG?

A - Charles Champion: Why don't I let Scott Solomon address that issue.
Scott?

A - Scott Solomon: Really nothing material to report from what we put out in the last 10-Q. The process is proceeding in accordance with AAA rules. At this point there has been no order issued as to what the definite timeframe is or with parameters of discovery but hopefully we'll be able to give you a better update at the next earnings call.

Q - Todd Eilers: Okay, thanks, and then one final question. Would you guys start to report the stock based comp in the first quarter, and if so can you give us an indication of what that might be on a quarterly basis?

A - Gary Sproule: Not at this point. We're still reviewing that with our auditors and probably we will address that in the K that we'll file at the end of the month, 10-K.


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

Q - Todd Eilers: Okay, thanks a lot guys.

A - Charles Champion: Thanks.

Operator: [Operator Instructions]. Your next question comes from the line of Traci Mangini of ThinkEquity Partners.

Q - Traci Mangini: Thanks, I just had a question, could you give us an update on what's going on in Nevada with your strategy there and are you getting ready to set up a call center, is that coming soon?

A - Charles Champion: As a matter of fact, Traci, that continues to move along we think quite well, particularly with the acquisition of United Tote that I mentioned earlier. They have recently secured a contract for Chester that's operated by Harrah's. We had a number of conversations with other gaming companies in Las Vegas that have interest, but the law took a little longer to actually be enacted and the rules to be promulgated and that's really been what's that delay has been. We have - we've been looking for facilities in Nevada and Las Vegas, and we are in the process of reviewing licensing requirements in those types of things to move that process forward. So, we inch forward, it is not been a quick process, I realize, but we believe that we will be successful, because we believe we offer some of the greatest value and some of the best technology that's available out there today. We believe that they will see that.

Q - Traci Mangini: Okay. Do you, can you share with us - I know that IRG is already moving over to United Tote, what about the core Youbet? Are those contracts coming up, so you could move that over soon or is that a ways to go?

A: Actually we have relationships with both Autotote and AmTote. About
50%, of our business at Youbet goes to an Autotote hub in California, the other 50% goes to an AmTote hub in Oregon. AmTote we have change of control language, so if a change of control occurs at Amtote we have the same rights that they had with us and that is to terminate the agreement within a certain period of time and move our business to another provider. We are still looking at our tote contracts in that business. We have been serviced well by both AmTote and Autotote. We think there are places that we can work with AmTote and Autotote and wouldn't want to do anything precipitous that would prevent those opportunities from occurring. But, on the other hand if others are going to take precipitous action and cancel contracts, that's obviously something that we need to look at, but we are not totally convinced that we can't get to the same place with both am and auto that we would through United Tote and that we would end up with better relationships with both of them if we are able to keep our relationships stable.

Q - Traci Mangini: Okay and lastly this question may be for Scott on a regulatory from a regulatory standpoint. I know you have a lot of new games that will be coming out and we don't know exactly what all of them are and the hope is to migrate some of those to the Internet platform. Is there any of those games that would not be protected under the IHA, I mean should we be concerned for those particular games about any pending legislation right now?

A - Charles Champion: No, we - I think I can answer that, and that is we would not bring anything online that didn't meet the requirements of state and federal law. The games that we are talking about fit well within the parameters of the IHA and other gaming law that exist in the United States. So, these are not Casino based type games, they are not poker type games, these are games that are pari-mutual in nature will either fit under the IHA or fit under other contest types of law. And so, we don't anticipate any problem with them at all.

Q - Traci Mangini: Right, thank you.

Operator: Your next question comes from the line of Mark Argento with Craig-Hallum Captial.

Q - Mark Argento: Hey good afternoon guys. Quick question for you in particular, I know back in January I think the California Racing Board, held their annual or I should say monthly or quarterly meeting. And I know, one of the big topic of conversation was this kind of - concept of exclusivity of content and question for you is really focused on - what's the ability or would the California Racing Board, would they have the authority to potentially break some of those exclusivity contracts that results in your guys high payments to TVG, is that within their scope and bounds and if so what's the probability of something like that happening?

A - Charles Champion: It's an excellent question Mark. We are not entirely sure being very candid about it. You know, we know that we paid TVG in excess of $80 million to have the rights to certain content. We gave up 17% of the company originally under the representation that they had all of the content and they didn't require any other approvals by anyone else for them to secure that content. So naturally we are operating as a sub licensee of that content and have - it has been an advantage to us where we have been able to use it. In California, our margins are extremely thin, as I have said before, in certain cases on TVG content they literally are non-existent. So while losing the exclusivity could in fact have an impact on us in California from a customer acquisition standpoint it would probably have a minimum impact on us from a profitability standpoint. Whether the CHRB truly does have jurisdiction and the right to try to break those up, there are strong arguments on both sides. Obviously TVG says they don't and the Horsemen at California believe they most certainly do. There was a California horse racing meeting today where the topic was to be covered. Unfortunately I had to leave in order to cover off this conference call, so that piece of the agenda kept moving back further and further because the two parties were trying to resolve their differences and in fact that state legislators involved in that process to try to broker a deal. So, I don't know what happened, but we should have some news tomorrow to see if that was brought to some kind of successful conclusion or if the debate rages is on between the two parties. I could tell you that these kinds of exclusivities don't help the industry as a whole. It doesn't allow the tracks to disseminate their products as widely as they could or should. And thankfully, the $80 million that we paid to TVG could have been paid directly to the tracks or to pay directly to the horsemen, which would have improved the purses, improved the deals and would have resulted in probably a net benefit to the industry as a whole.

Q - Mark Argento: Yeah, Chuck, just to remind us, what is the percentage of your entire business in rough estimates what is that business or how much of that is TVG or TVG tracks or exclusive tracks or so...

A - Charles Champion: Now, California is about a $120 million of our handle period, Gary TVG as the percentage of total is...

A - Gary Sproule: About 35% of our total handle is probably TVG net earning.

Q - Mark Argento: Great. That's very helpful. Thanks guys.

A - Charles Champion: You are welcome.

Operator: Your next question comes from the line of Kevin Foll with Magnetar.

Q - Kevin Foll: Hi guys, congratulations on getting the deal closed.
Looks like an interesting one, and can you just give me a little color for a model just trying to get to some of the assumptions for your guidance for the year? I guess in terms of yield and handle kind of broken out between Youbet and IRG for the year, do you have kind of ballpark what you are expecting there?

A - Charles Champion: Well, as we said earlier in the call, we are expecting somewhere around that at least 17% out of Youbet and between 15% and 20% out of IRG. So again, blended both probably comparable in the 17% range, we've been able to have growth rates in excess of that over the last couple of years, but we are pretty comfortable in saying that we are going to be around 17% number.

Q - Kevin Foll: So, the IRG, what would that translate to in a dollar basis because we got in the annualized for IRG?

A - Charles Champion : You take $120 million and you add, at the low end 15% and then at the high-end 20% obviously.

Q - Kevin Foll: Okay, great. And I guess what should we think about in terms of yield percentage than going-forward and some of the drivers there?

A - Charles Champion: Yield on Youbet should be comparable and stable for the year, somewhere in the 6% to 7% range.

A - Gary Sproule: I think the rates that we showed for the year 2005, both IRG and Youbet are probably good assumptions going-forward.

Q - Kevin Foll: Okay, great. Thanks.

Operator: Your next question comes from the line of Craig Behnke with Founders Asset Management.

Q - Craig Behnke: Good afternoon, gentlemen. I apologize if you guys have already said this; I jumped on the call a bit late. Looking at the 8-K that do you guys put out on January 12th, talking about the first 11 days of '06, Youbet handle up 24% over '05. I thought you gave a little update on that but I don't know if I heard it clearly did you say that February wasn't as strong as that or did you give an actual number or any type of update on that stat?

A - Charles Champion: Well, in the question and answers session I did say that January from Youbet perspective stayed strong and IRG weakened slightly based on February versus January.

Q - Craig Behnke: Okay. Willing to provide any type of hard number like you did in the 8-K in January on that January 12 8-K?

A - Charles Champion: No, again the numbers are pretty consistent with what we have been saying here today, they are in excess of 17%, January was 24%, what we were seeing is those numbers being consistent through the remainder of January and into February. But you know, at this point right now I am not able to predict weather or other unknown event its tough to say where we will end up the quarter you know, we've two third through and so have a you know, 6 weeks left so.

Q - Craig Behnke: No, I was just looking for more of an up-to-date as of now and I understand weather can effect.

A - Charles Champion: Yeah and right now like I said its been pretty consistent January. January came back strong stayed strong February is strong and Youbet little light in IRG but we are working hard to get the content that IRG is missing and we're you know, optimistic. I cant guarantee it but we are optimistic, we think we have the models that makes sense to the industry I think once they better understand them and realize how we can effectively compete against international book makers then we hope that they will embrace us and we also hope that others again don't misunderstand us. We think that other rebate providers can follow the same path of compliance regulation and oversight and get to the same place to help the industry and themselves overall. So we wont be the only people in the space but we think that we've got first mover advantage. We should benefit the most once we break the logjam.

Q - Craig Behnke: Yeah, thanks for the color guys, appreciate it.

A - Charles Champion: Your welcome thank you very much for joining us today.

Operator: Your next question comes from the line of Shawn McMahon with Kennedy Capital Management.

Q - Shawn McMahon : Hi guys, good job this quarter under those circumstances. I had just two quick questions, one can you talk to me maybe a little bit on the international front what you're seeing out there if you think you guys can some advantages of what's going on. And two out of the 300 races that you guys lost how many of those do you expect come back next year or this year excuse me?

A - Charles Champion: Well, let me take your question first. It's really difficult to predict again you know 12 months from now or actually you know 9 months from now what weather conditions are going to be. You take Turfway Park for example just citing kind of an isolated example. Turfway Park in January is up nearly 100% year-over-year from where they were in 2005 because in January 2005 they were decimated by weather in the Midwest. So they showed just astronomical increases year-over-year because they had lost so much of the race calendar the year before. So it's difficult to predict. I mean the races themselves should come back, Hollywood Park should in fact get it's turf straightened out for the fall meet, which is really critical for California racing as well as racing across the country. So we would expect that we're going to get some benefits from that. And those aren't weather related. Those had to do with some unfortunate decisions and implementation of the turf that Hollywood didn't take so they couldn't run on it. We don't expect that that's going to be the case. Also, again, this is just a kind of a color in a tit bit. More and more race tracks now are considering Polymer surfaces, poly tracks, which are not as susceptible to weather and flooding and the like, are less expensive to maintain and are in fact easier on the horses so there is not catastrophic failure and more break downs. It's been very successful in Keeneland and at Turfway Park. Del Mar is looking at it. California just adopted a rule today that said by the end of 2007 anyone running a 4-week meet - consecutive meet needs to have a polymer surface. So if that's adopted across the country with any speed, we should see not only race conditions improve, bias is eliminated, more horses in fields, but we also should see weather related types of things being less impacting on the business.

Q - Shawn McMahon: Okay, so you guys holding that weather is, you know, not an issue, you would expect to get most of those races back, most of those races back?

A - Charles Champion: That's correct. Unless the race schedule has changed for reasons that we wouldn't be aware of at this moment, right now, but yeah, we expect to maybe somewhat.

As far as international is concerned, United Tote has a number of contracts around the world - in the Philippines. They have contracts in Canada. They are pitching business in Asia. They are even pitching business as far as Mongolia. So, we think that those relationships will help us. They have South American interest and so we're developing that quickly and we think with an integrated platform that allows a customer to use their own brands and our technology should accelerate that process fairly quickly.

Q - Shawn McMahon: Can you give me any kind of color, isn't Asia like a - is that a billion dollar market I think I read in one of the report?

A - Charles Champion: No, no, no, actually it's - I think the Hong Kong jockey club does twice what the United States does. They are about a $35 billion handle business.

You know, very difficult contract to secure very - but it's probably with the Hong Kong Jockey Club, it's more likely going to be in equipment sales type of arrangement opposed to an actual tote contract initially, but then we can introduce the ADW platform through these relationships. And then the Fastcard and the games and all the rest of the stuff to really provide a kind of unique and integrated solution to the track.

Q - Shawn McMahon: Okay. Great, thanks guys.

A - Charles Champion: Thank you very much.

Operator: I will now turn the conference over back to Mr. Champion for closing remarks.


Charles F. Champion, Chairman, President, Chief Executive Officer
------------------------------------------------------------------------------

I'd like to thank all of you for joining on this call today and for your continued interest in Youbet. I hope it's evident from the comments today that we remain very focused on achieving further growth and generating significant improvements in our overall bottom line through growth and cooperation, extracting the full benefits and financial operational synergies of IRG and United Tote acquisitions. And identifying and completing other transactions that can further strengthen our industry's role and provide return for our shareholders. I look forward to reporting additional progress on our first quarter conference call in April and seeing some of you or hopefully many of you at our inaugural Analyst Day on March 23rd at our offices in Woodland Hills. So until then thank you very much for joining us today.

Operator: Ladies and gentlemen that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.
























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